Exhibit 99.1

News Release

Rockwell Collins reaffirms fiscal year 2007 financial guidance and announces financial guidance for fiscal year 2008

•	Fiscal year 2008 revenues projected to be in the range of $4.70 billion to $4.75 billion, an increase of between 8% and 9% year-over-year

•	Fiscal year 2008 earnings per share projected to be in the range of $3.80 to $3.95, an increase of between 12% and 16% year-over-year

CEDAR RAPIDS, Iowa (September 14, 2007) - Rockwell Collins, Inc. (NYSE: COL) today reaffirmed its fiscal year 2007 full year financial guidance which was last updated on July 26, 2007. The company continues to expect total sales of about $4.35 billion, earnings per share of about $3.40, and cash provided by operating activities of about $600 million. All other elements of the company’s financial guidance for fiscal year 2007 also remain unchanged.

For fiscal year 2008, the company anticipates revenues totaling between $4.70 billion and $4.75 billion, earnings per share in the range of $3.80 to $3.95, and cash flow from operations of $675 million to $725 million. Total company sales are expected to be about evenly split between Commercial Systems and Government Systems. Total segment operating margins are projected to increase by roughly 100 basis points to about 22%, with Commercial Systems operating margins expected to increase and Government Systems operating margins projected to be slightly lower than fiscal year 2007 levels.

“In 2008, we look forward to delivering another year of excellent financial results, while at the same time substantially increasing our rate of investment on research and development projects that will be the catalyst for continued revenue and earnings growth in the future,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones. “Our forecasted rates of improvement in revenues, segment operating margins and earnings per share are significant considering they fully accommodate the impact of a much anticipated decline of in-flight entertainment systems revenues, a 15% increase in research and development investments, and about a 1.5 percentage point increase in our effective income tax rate. Contributing to this projected level of performance is the ability of our people to continue delivering productivity gains through the operation of our shared service business model and enterprise-wide lean activities.”

Details related to the projected performance of the company’s Commercial and Government Systems businesses for fiscal year 2008 are as follows:

•
In Commercial Systems, which provides aviation electronic systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, strong market conditions and the positive impact of share gains, particularly in the air transport avionics and business aircraft market areas, are projected to generate about a 14% increase in Commercial Systems’ core revenues. This rate of growth is projected to be offset by the impact of a reduction in non-core, wide-body aircraft in-flight entertainment (IFE) products and systems revenues of about $50 million, or nearly 30%, principally related to aftermarket retrofit activities. The decline of wide-body aircraft IFE products and systems revenues is due to the company’s strategic decision announced in September 2005 to shift research and development resources away from traditional IFE systems for next generation wide-body aircraft to activities focused on higher value-added information management solutions.

•
In Government Systems, which provides defense electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, the environment for defense spending continues to be solid. Growth in fiscal year 2008 revenues are expected to be led by double-digit increases from programs focused on meeting global military requirements for the development and procurement of networked communications systems, modernized electronics systems, and systems that provide precision guidance and enhanced situational awareness capabilities. Sales of Defense Advanced Global Positioning System Receivers (DAGRs) are expected to be flat to slightly lower. Revenues from the recently completed acquisition of Information Technology and Applications Corporation (ITAC) will contribute approximately 1 percentage point of Government Systems’ revenue growth.

Other assumptions integral to the development of the company’s projected total segment operating margin, earnings per share and cash flow financial guidance for fiscal year 2008 are as follows:

•
Research and development (R&D) expenditures are planned to be in the range of $925 million to $950 million, or about 20% of total company sales, representing an increase of approximately 15% over projected fiscal year 2007 R&D expenditures of about $815 million. The forecast for fiscal 2008 includes increases in company-funded initiatives in both Commercial and Government Systems, as well as a slightly more pronounced rate of increase in customer-funded projects. The higher company-funded R&D, which is expected to represent about 40% of total R&D expenditures, is principally due to higher investments related to new air transport, business and regional jet platform positions, several of which the company is currently pursuing, as well as investments aimed at enhancing the capabilities of our core Commercial and Government Systems products and systems offerings. These increases will be partially offset by a significant decrease in investments related to the Boeing 787 program. The increase in customer-funded R&D is principally related to recently awarded and anticipated Government Systems development programs.

•
Defined benefit pension plan costs are expected to decrease by approximately $5 million. The decrease is primarily due to the net favorable impact of an expected increase in the defined benefit pension plan valuation discount rate to 6.25% from 6.1%. The valuation date for the company’s defined benefit pension plan is September 30 of each year. A quarter percentage point upward or downward change in the planned discount rate of 6.25% will have the effect of decreasing or increasing, respectively, planned defined benefit plan pension costs by $5 million. Other post-retirement benefit plan costs are expected to be flat.

•
The company’s effective income tax rate is expected to be in the range of 32.5% to 33.5%, an increase of 1 to 2 percentage points over the forecasted fiscal year 2007 expected effective income tax rate of about 31.5%. The fiscal year 2007 effective income tax rate includes a 1.5 percentage point benefit from 9 months of Federal Research and Development Tax Credits (R&D Tax Credits) applicable to the 2006 fiscal year due to the passage of legislation in the first quarter of fiscal year 2007 that extended the availability of R&D Tax Credits beyond December 31, 2006. The higher forecasted effective income tax rate for fiscal year 2008 is principally due to the absence of the R&D Tax credit adjustment recognized in fiscal year 2007 and higher projected taxable income. The projected fiscal year 2008 effective tax rate assumes R&D Tax Credits are available for the entire fiscal year, although legislation authorizing R&D Tax Credits beyond December 31, 2007 has yet to be enacted.

•
Cash flow from operations for fiscal year 2008 is expected to be in the range of $675 million to $725 million, compared to about $600 million projected for fiscal year 2007. The approximate 17% increase in cash flow from operations is expected to be principally due to the positive impact of higher net income and improved working capital performance in the areas of manufacturing inventories and unbilled receivables, partially offset by higher incentive compensation and income tax payments as well as a higher level of deferred pre-production engineering costs related to new aircraft programs. The projected fiscal year 2008 cash flow from operations range can accommodate a voluntary qualified defined benefit pension plan contribution in an amount similar to contributions made over the last two years. Before the end of the third quarter of fiscal year 2008, the company will determine if a fiscal year 2008 voluntary defined benefit pension plan contribution will be made.

•
Capital expenditures are expected to total about $170 million, or about 3.6% of sales, compared to $140 million forecasted for fiscal year 2007, or about 3.2% of sales. The higher level of spending in fiscal year 2008 is primarily due to the construction of new engineering facilities in Cedar Rapids, Iowa and Richardson, Texas as well as an increased level of investment in test equipment, all in support of recent and anticipated program wins that continue to drive the company’s growth.

The following is a summary of the company’s financial guidance for fiscal year 2008.
•	Total sales	$4.70 Bil. to $4.75 Bil.

•	Total segment operating margins	about 22%

•	Earnings per share	$3.80 to $3.95

•	Cash flow from operations	$675 Mil. to $725 Mil.

•	Research & development costs	$925 Mil. to $950 Mil.

•	Capital expenditures	about $170 Mil.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism on U.S. government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Crookshank
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com